Guaranty Federal	Exhibit 99.1
BANCSHARES, INC	For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES REVISED
EARNINGS FOR SECOND QUARTER 2008

SPRINGFIELD, MO – (July 30, 2008) -- Guaranty Federal Bancshares, Inc. (NASDAQ:GFED), the holding company for Guaranty Bank, today announces revised earnings for the three months and six months ended June 30, 2008 to reflect an increase in its allowance for loan losses.  Subsequent to the Company’s earnings release on July 16, 2008, as a result of continuing analysis of certain credits, including new information obtained after the quarter, and as a result of a regular examination by the Federal Deposit Insurance Corporation (FDIC), Guaranty Bank determined it prudent to record an additional loan loss provision of $5.0 million during the second quarter.  This provision is in addition to the $640,000 originally expensed for the quarter.  Revised net income (loss) for the three month and six month periods were ($.95) per diluted share ($2,496,000) and ($.71) per diluted share ($1,879,000) respectively, down from $0.26 per diluted share, $681,000, and $0.49 per diluted share, $1,298,000, respectively, that was previously reported for those periods.  The revised earnings are down from the $0.50 per diluted share, $1,416,000, the Company earned during the same quarter of the prior year and the $1.12 per share, $3,169,000, the Company earned during the six month period ending June 30, 2007.

Like other banks, Guaranty Bank is increasingly concerned about declining real estate values and the difficult market conditions created by the softening economy.  While non-performing loans have not increased from the original second quarter earnings release and a significant portion of the additional reserves are related to problem loans previously identified by management, additional reserves are warranted due to the above referenced concerns. This action brings the Bank’s allowance for loan losses to 1.91% of loans, net of unearned income, versus 1.02%, as reflected in the original second quarter earnings release. Management believes the revised allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

“The current economic environment remains very challenging and credit quality deterioration is the overriding issue for all financial services companies,” said Shaun Burke, President and Chief Executive Officer.  “Our management team is committed to prudently managing our credit risk during these challenging times.”

“It is important to note that all of our capital ratios remain above the levels required for Guaranty Bank to be considered a well-capitalized financial institution following the additional provision,” Burke said.  “As of June 30, 2008, the Bank’s Tier 1 leverage ratio was 8.17%, its Tier 1 risk-based capital ratio was 9.27%, and the Bank’s total risk-based capital ratio was 10.56% - all exceeding the minimums of 5%, 6% and 10%, respectively.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 99 area ATMs and over 700 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Six Months ended
Operating Data:	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,925	$9,137	$18,156	$18,703
Total interest expense	4,812	5,028	10,013	9,975
Provision for loan losses	5,684	210	6,504	420
Net interest income (loss) after provision for loan losses	(1,571)	3,899	1,639	8,308
Noninterest income	820	1,301	1,702	2,522
Noninterest expense	3,212	2,996	6,314	5,870

Income (loss) before income tax	(3,963)	2,204	(2,973)	4,960
Income tax expense (credit)	(1,467)	788	(1,094)	1,791

Net income (loss)	$(2,496)	$1,416	$(1,879)	$3,169
Net income (loss) per share-basic	$(0.96)	$0.51	$(0.72)	$1.15
Net income (loss) per share-diluted	$(0.95)	$0.50	$(0.71)	$1.12

Annualized return on average assets	(1.51%)	1.11%	(.61%)	1.24%
Annualized return on average equity	(23.35%)	12.20%	(8.74%)	13.79%
Net interest margin	2.67%	3.36%	2.74%	3.76%

	As of	As of
Financial Condition Data:	30-Jun-08	31-Dec-07

Cash and cash equivalents	$18,228	$12,046
Investments	70,977	19,400
Loans, net of allowance for loan losses 6/30/2008 - $10,799; 12/31/2007 - $5,963	553,867	516,242
Other assets	24,447	18,090
Total assets	$667,519	$565,778

Deposits	$446,726	$418,191
FHLB advances	123,436	76,086
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	9,849
Other liabilities	4,822	3,500
Total liabilities	630,199	523,091
Stockholder's equity	37,320	42,687
Total liabilities and stockholder equity	$667,519	$565,778

Equity to assets ratio	5.59%	7.54%
Book value per share	$14.35	$16.37
Non performing assets	$9,780	$7,981